Exhibit 1

(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of January 2009.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of January 2009.
Operational statistics for the month of January 2009 are as follows:

	January 2009

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	134.204	million
Net Additions of GSM Cellular Service Subscribers	0.839	million

WIRELINE BUSINESS:

Aggregated Number of Local Access Subscribers	109.445	million
Net Additions of Local Access Subscribers	(0.125)	million

Aggregated Number of Broadband Subscribers	31.052	million
Net Additions of Broadband Subscribers	0.971	million

Notes:

1
All numbers of wireline business include the number of local access subscribers and broadband subscribers of 21 provinces in Southern China and Tianjin Municipality, of which acquisition by the Company was completed in January 2009. Announcement and Circular relating to the acquisition was made by the Company on 16 December 2008 and 22 December 2008, respectively. Announcement relating to the completion of the acquisition was made by the Company on 2 February 2009.

2
As of the end of December 2008, the aggregated number of local access subscribers of 21 provinces in Southern China and Tianjin Municipality was 9.424 million and the aggregated number of broadband subscribers of 21 provinces in Southern China and Tianjin Municipality was 4.665 million.

3	All the Aggregated Numbers recorded for the month of January 2009 are aggregated data reported at 24:00 on 31 January 2009.

4	The accounting period of all Net Additions for the month of January 2009 is the period commencing from 0:00 on 1 January 2009 to 24:00 on 31 January 2009.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of January 2009 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 February 2009